BENNETT | THRASHER

Member: AICPA Employee Benefit Plan Audit Quality Center

Registered: Public Company Accounting Oversight Board

Member: PCPS AICPA Alliance for CPA Firms

Member: AICPA Center for Public Company Audit Firms

Member: DFK International Affiliated Offices Worldwide

January 14, 2005

Mr. Richard Lee
Viropro, Inc.
4480 Cote de Liesse Nuite 355
Quebec, Canada H4N 2R1

Dear Mr. Lee:

This is to inform you that Bennett Thrasher PC has made a decision to no longer provide audit services to entities registered with the Securities and Exchange Commission. As such, we hereby resign as the auditors for Viropro, Inc.

Sincerely,

Bennett Thrasher PC

Bennett Thrasher PC

A Professional Corporation • Certified Public Accountants & Consultants
One Overton Park • 3625 Cumberland Boulevard • Suite 1000 • Atlanta, Georgia 30339
770.396.2200 • 770.390.0394 Fax • www.btcpa.net